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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 5



                                  Benihana Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                      Class A Common Stock, $0.10 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    082047200
                  --------------------------------------------
                                 (CUSIP Number)





                               November 30, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)



                                Page 1 of 11 pages
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-----------------------
  CUSIP No. 082047200                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 411,600

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               310,800
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  576,000

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               310,800

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           886,800

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           34.5%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------



                                Page 2 of 11 pages
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-----------------------
  CUSIP No. 082047200                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          The Managers Funds on behalf of
          Managers Special Equity Fund
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               153,300
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               153,300

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           153,300

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IC

------------------------------------------------------------------------------



                                Page 3 of 11 pages
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-----------------------
  CUSIP No. 082047200                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Diversified Investors Funds Group on behalf of
           Diversified Investors Special Equity Fund

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               157,500
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               157,500

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           157,500

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IC

------------------------------------------------------------------------------



                                Page 4 of 11 pages


Item 2(a).         Name of Persons Filing:
                   Goldman Sachs Asset Management, The Managers Funds on behalf of Managers Special Equity Fund and The Diversified Investors Funds Group on behalf of Diversified Investors Special Equity Fund.

Item 2(b).         Address of Principal Business Office or, if none, Residence:
                   for Goldman Sachs Asset Management:
                   1 New York Plaza, New York, NY  10004
                   for The Managers Fund:
                   40 Richards Avenue, Norwalk, CT 06854
                   for The Diversified Investors Funds Group:
                   4 Manhattanville Road, Purchase, NY 10577

Item 2(c).         Citizenship:
                   Goldman Sachs Asset Management - New York
                   The Managers Funds - Massachusetts
                   The Diversified Investors Funds Group - New York

Item 2(d).         Title of Class of Securities:
                   Class A Common Stock, $.10 par value

Item 2(e).         CUSIP Number:
                   082047200

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[X] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
                           The Managers Funds on behalf of Managers Special Equity Fund and The Diversified Investors Funds Group on behalf of Diversified Investors Special Equity Fund

          (e).[X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                           Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co.

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



                                Page 5 of 11 pages
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Item 4.            Ownership.(1)(2)

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on behalf of another
                   Person.
                             Commonwealth of Pennsylvania Public School
                             Employees' Retirement System

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------
     (1) This filing amends the Schedule 13G filed on January 10, 1999 by, among others, The Managers Funds on behalf of Managers Special Equity Fund and The Diversified Investors Funds Group on behalf of Diversified Investors Special Equity Fund.

     (2) In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the asset management division of Goldman, Sachs & Co. (the "Asset Management Division"). This filing does not reflect securities, if any, beneficially owned by any other division of Goldman, Sachs & Co. The Asset Management Division disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which it or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which its affiliate is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Asset Management Division.


                               Page 6 of 11 pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  December 10, 1999


                             GOLDMAN, SACHS & CO. on behalf of
                             Goldman Sachs Asset Management


                             By: /s/ Roger S. Begelman
                                   ----------------------------------------
                             Name:   Roger S. Begelman
                             Title:  Attorney-in-fact


                             THE MANAGERS FUNDS on behalf of Managers Special Equity Fund


                             By: /s/ Roger S. Begelman
                                   ----------------------------------------
                             Name:   Roger S. Begelman
                             Title:  Attorney-in-fact


                             THE DIVERSIFIED INVESTORS FUNDS GROUP on behalf of Diversified Investors Special Equity Fund


                             By: /s/ Roger S. Begelman
                                   ----------------------------------------
                             Name:   Roger S. Begelman
                             Title:  Attorney-in-fact





                                Page 7 of 11 pages
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                                INDEX TO EXHIBITS




Exhibit No.             Exhibit
-----------             -------

99.1                   Power of Attorney,  dated December 21, 1998,  relating to
                       Goldman, Sachs & Co.


99.2 Power of Attorney, dated December 31, 1998, relating to The Managers Funds on behalf of Managers Special Equity Fund.


99.3                   Power of Attorney,  dated December 31, 1998,  relating to
                       The Diversified  Investors  Funds  Group  on   behalf  of
                       Diversified Investors Special Equity Fund.





                                Page 8 of 11 pages
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                                                                  Exhibit (99.1)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GOLDMAN, SACHS & CO.

By: The Goldman, Sachs & Co. L.L.C.


By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President



                                Page 9 of 11 pages
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                                                                  Exhibit (99.2)




                               POWER OF ATTORNEY

     This power of attorney will expire December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that THE MANAGERS FUNDS ("Trust") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 31, 1998.



THE MANAGERS FUNDS

On Behalf of Managers Special Equity Fund


By:/s/ Donnald S. Rumery
---------------------------------
Name:  Donnald S. Rumery
Title: Treasurer/Secretary

                                Page 10 of 11 pages

                                                                  Exhibit (99.3)




                                POWER OF ATTORNEY



         This power of attorney will expire December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that THE DIVERSIFIED INVESTORS FUNDS GROUP ("Trust") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 31,1998.



THE  DIVERSIFIED  INVESTORS FUNDS  GROUP

On  Behalf  of  Diversified  Investors  Special  Equity  Fund


By:/s/ Robert A. Colby
----------------------------------
Name:  Robert A. Colby
Title: Secretary


                                   Page 11 of 11 pages